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                                                                EXHIBIT 8.1

                  [Ropes & Gray Letterhead Appears Here]

                                               , 1999

Summit Technology, Inc.

21 Hickory Drive

Waltham, MA 02451

Ladies and Gentlemen:

  We have acted as counsel to Summit Technology, Inc. ("Summit"), a Massachusetts corporation, in connection with the planned transaction (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of October 1, 1998, by and among Summit, Alpine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Summit ("Merger Sub"), and Autonomous Technologies Corporation, a Florida corporation ("Autonomous") (the "Merger Agreement"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

  For purposes of the opinion set forth below, we have reviewed and relied upon
(i) the Merger Agreement, (ii) the Joint Proxy Statement and Prospectus included in the Registration Statement on Form S-4 filed by Summit with the Securities and Exchange Commission on January 7, 1999 (the "Proxy Statement"), and (iii) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete through the Effective Time; that no actions inconsistent with such statements have occurred or will occur; that all such statements made "to the best of the knowledge of" any persons or parties, or similarly qualified, are true, correct and complete as if made without such qualification; and, as to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

  We also have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) all representations and warranties contained in the Merger Agreement are true, correct, and complete in all respects; (iii) the Merger will be effective as a merger under the applicable laws of Delaware and Massachusetts; and (iv) if the Merger is not restructured as a fully taxable Merger, (a) each of Summit, Autonomous and Merger Sub will deliver a tax representation certificate satisfactory to Ropes & Gray and (b) each of Summit, Autonomous and Merger Sub will comply with the reporting obligations with respect to the Merger, if any, required under the Internal Revenue Code (the "Code") and the Treasury regulations promulgated thereunder.
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Summit Technology, Inc.                   -2 -                      , 1999

  Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions and any change in applicable law after the date hereof could adversely affect our opinion. No ruling has been sought from the Internal Revenue Service by Summit, Autonomous or Merger Sub as to the federal income tax consequences of any aspect of the Merger, and the Internal Revenue Service is not bound by our opinion herein.

  Based upon and subject to the foregoing as well as to the qualifications and limitations set forth below, it is our opinion that the legal conclusions under the caption "Material Federal Income Tax Consequences of the Merger" in the Proxy Statement constitute the opinion of Ropes & Gray as to the material United States federal income tax consequences generally applicable to Autonomous stockholders in connection with the Merger.

  No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any foreign, state, or local tax law or the tax consequences of any other transactions contemplated or entered into by Summit, Autonomous or Merger Sub in connection with the transactions described above. Our opinion is based on current federal income tax law and we do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

  This opinion is solely for your benefit, shall not inure to the benefit of any other person, including without limitation any successor or assign of Summit, whether by operation of law or otherwise, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

  We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Proxy Statement.

                                          Very truly yours,

                                          Ropes & Gray